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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

AUGUST 7, 2001


              GLOBAL ELECTION AMENDS LETTER OF INTENT WITH DIEBOLD

                    ANNOUNCES PRELIMINARY FINANCIAL RESULTS

MCKINNEY, Texas--(BUSINESS WIRE)--Aug. 7, 2001--Global Election Systems Inc. (AMEX: GLE - news; TSE: GSM - news) and Diebold, Incorporated (NYSE: DBD - news) announce the amendment to the terms of their non-binding letter of intent. The companies previously announced that they had signed a non-binding letter of intent for the acquisition of the stock of Global Election on June 21, 2001.

The terms of the non-binding letter of intent were amended to reflect the purchase of all outstanding shares of the company for a combination of cash (20-percent) and stock (80-percent) valued at US$1.135 per common share of Global Election, subject to a maximum of 0.03027 Diebold shares and a minimum of
0.02421 Diebold shares of each Global Election share, on the stock portion of the transaction. Global Election currently has approximately 21.4 million shares outstanding on a fully diluted basis.

Global Election also announced that it will release its earnings in mid-to-late September and expects to post losses for the fiscal year and the current quarter ended June 30, 2001. The US national election of November 2000 had a significant impact on the election industry and on Global Election's operations and financial position. Although there is potential in US election systems moving forward, the ongoing debate has slowed purchasing decisions by local officials.

As a temporary measure, Diebold has provided the working capital necessary for the continuing operation of Global Election. Diebold completed the critically needed financing of approximately US$5 million, and is producing more than 500 AccuVote-TS touch screen voting terminals under a contract manufacturing agreement.

"Our management believes the acquisition by Diebold is critical to the future of this company and its shareholders," said Robert J. Urosevich, President and Chief Operating Officer of Global Election. "We need not only the working capital and manufacturing capacity that Diebold offers, but also the global infrastructure and resources to address the vast potential the elections market has to offer."

Diebold, a global leader in providing integrated self-service delivery systems and services, reported revenues of US$1.7 billion in 2000. It employs more than 10,000 associates with representation in more that 80 countries worldwide. It is publicly traded on the New York Stock Exchange under the symbol "DBD. For more information, visit Diebold's Web site at www.diebold.com.


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Global Election Systems Inc., founded in 1991, is an industry leader in the election equipment and solutions marketplace with over 850 jurisdictions throughout North America. Its product line includes the precinct-based AccuVote optical scan and the AccuVote-TS touch screen systems and VoteRemote, a high speed automated absentee ballot printing and processing system.

Global Election will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Global Election free of charge by requesting them in writing from Global Election Systems, Inc., 1611 Wilmeth Road, McKinney, Texas, 75069, attention: Investor Relations, or by telephone at (972) 542-6000.

Global Election and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Global Election stockholders. A list of the names of those directors and executive officers and descriptions of their interest in Global Election is contained in Global Election's proxy statement dated September 30, 2000, which is filed with the SEC. Stockholders may obtain additional information about the interests of the directors and executive officers in this transaction by reading the proxy statement when it becomes available.

This release includes statements which predict or forecast future events, depend on future events for their accuracy or embody assumptions which may prove to have been inaccurate. Such forward-looking statements include, but are not limited to, expectations that the announced business transaction will be consummated and expectations that such transaction, if it occurs, will result in strategic benefits. Global Election cautions that these forward-looking statements, and Global Election's business and prospects, are subject to a number of factors which could cause actual results to differ materially, including: the timely receipt of necessary shareholder, regulatory and other consents and approvals which could be delayed for a variety of reasons related or not related to the transaction itself; fulfillment of all closing conditions to be specified in the transaction documents; potential adverse effects of the changing industry environment; and delays in the normal purchasing cycles and the resultant negative impact on Global Election's sales and revenues. Certain factors which may materially affect the transaction described in this release or Global Election's business, prospects and results are described in Global Election's periodic reports available from the Securities and Exchange Commission, including Global Election's Form 10-K for fiscal year 2000 and subsequent reports on Forms 10-Q and 8-K.

FOR FURTHER INFORMATION PLEASE REFER TO GLOBAL'S WEBSITE www.globalelection.com OR CONTACT:

Clinton H. Rickards, Director    Telephone: (604) 538-1206
Global Election Systems Inc.     Facsimile: (604) 538-8424
(Investor Relations Inquiries)   E-mail: chr@maldima.com

Larry Ensminger                  Telephone: (972) 542-6000
VP, Corporate Development        Facsimile: (972) 542-6044
Global Election Systems Inc.     E-mail: larry@gesn.com

If you wish to receive Global Election Systems Inc.'s news releases via email, please contact Bonnie Merritt at bonnie@gesn.com

The Toronto Stock Exchange and the Securities Exchange Commission have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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Contact:
     Global Election Systems Inc.
     Clinton H. Rickards, 604/538-1206
     Larry Ensminger, 972/542-6000